EXHIBIT 10.65

STATE COURT OF FULTON COUNTY

STATE OF GEORGIA

HAL UNSCHULD, on behalf of himself and all others similarly situated,	: :
:
Plaintiff,	:
	:	CIVIL ACTION FILE
v.	:	NO. 2006-EV-001333f
:
TRI-S SECURITY CORPORATION,	:
f/k/a DIVERSIFIED SECURITY	:
CORPORATION, et al.	:
Defendants.	:

JOINT STIPULATION OF SETTLEMENT AND RELEASE

This Joint Stipulation of Settlement and Release is made and entered into on the undersigned date, by and between the following parties: Plaintiff Hal Unschuld, individually and on behalf of the class he seeks to represent (“Plaintiff” or “Class Representative”), and Defendants Tri-S Security Corporation f/k/a Diversified Security Corporation (“Tri-S”), Ronald Farrell (“Farrell”), E. Wayne Stallings (“Stallings”), Capital Growth Financial, LLC (“Capital Growth”), and Bathgate Capital Partners, LLC (“Bathgate”) (each a “Defendant” and collectively, “Defendants”). Plaintiff and each of the Defendants are collectively referred to as the “Parties,” or individually, a “Party.” All capitalized terms not immediately defined herein are defined in Section I.C. below.

RECITALS

WHEREAS this action was brought against Defendants for violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933 in connection with Tri-S’s initial public offering (the “IPO”);

WHEREAS Plaintiff alleges that the registration statement filed with the Securities and Exchange Commission on February 4, 2005 (the “Registration Statement”) and the prospectus filed with the Securities and Exchange Commission on February 9, 2005 (the “Prospectus”) pursuant to which Tri-S conducted its IPO were materially false and misleading;

WHEREAS Plaintiff believes the Action is meritorious based on alleged violations of the Securities Act of 1933, 15 U.S.C. §§ 77a et seq., and that the Action is appropriate for class action treatment;

WHEREAS Defendants deny each and every charge of wrongdoing and disclaim any and all wrongdoing or liability whatsoever, and have asserted a number of defenses to Plaintiff’s claims;

WHEREAS arm’s-length settlement negotiations have taken place between Plaintiff’s Counsel and Defendants’ Counsel on behalf of and for the Parties, and this Settlement Agreement has been reached, subject to the final approval of the Court;

WHEREAS, after investigation of the facts and after carefully considering applicable law, Plaintiff’s Counsel has concluded that: (a) it is in the best interests of the Settlement Class to enter into the Settlement Agreement in order to avoid the uncertainties of litigation, particularly complex litigation such as this, and to assure benefits to the Class Members and (b) the terms and conditions of this Settlement Agreement are fair, reasonable, and adequate, and in the best interests of all Class Members;

WHEREAS Defendants have conducted an investigation into the allegations raised by Plaintiff and evaluated the information elicited through that investigation and concluded that, despite their good faith belief that they are not liable for any of the claims asserted in the Action and that they have good defenses to those claims, they will enter into this Settlement Agreement to obtain the conclusive and complete dismissal of the Action, and to avoid: (a) the further expense, inconvenience, and burden of this litigation; (b) the distraction and diversion to them and their personnel and resources; and (c) the risk and uncertainty of the outcome inherent in any litigation; and

WHEREAS it is the intention of the Parties that this Settlement Agreement shall constitute a full and complete settlement and release of all claims arising from or related to the Action;

THE PARTIES STIPULATE AND AGREE by and through their undersigned counsel that:

I.	INTRODUCTION AND DEFINITIONS

A. Procedural History

1. On November 1, 2006, Plaintiff filed this action against Tri-S and certain of its current and former officers and directors as well as certain underwriters for the IPO, alleging violations of the Securities Act. Plaintiff filed the case in the State Court of Fulton County, State of Georgia.

2. The Complaint asserts claims against all Defendants based on Sections 11 and 12(a)(2) of the Securities Act and claims against the Individual Defendants based on Section 15 of the Securities Act on behalf of a proposed class of all public investors who purchased the publicly-traded common stock of Tri-S traceable to the IPO and issued pursuant to the Registration Statement and Prospectus filed in connection with the IPO.

3. On December 1, 2006, Defendants removed the action to the United States District Court for the Northern District of Georgia.

4. Plaintiff subsequently moved to remand the case to the Court and, on September 14, 2007, the federal court granted the remand motion.

5. On August 13, 2008, Defendants answered the Complaint and generally denied Plaintiff’s allegations. Defendants also asserted numerous affirmative defenses to Plaintiff’s claims. Defendants also moved on August 13, 2008 to dismiss all of Plaintiff’s claims or, alternatively, for judgment on the pleadings pursuant to O.C.G.A. § 9-11-12.

6. Prior to Defendants answering and filing their potentially dispositive motion, the Parties through counsel explored at length settlement possibilities, evaluated the respective merits of the opposing sides through face-to-face discussions, and generally made substantial efforts to ascertain whether the Action might be resolved without trial. The first of these discussions occurred shortly after the case was removed to the federal court. Defendants made an offer of class settlement to Plaintiff, which was rejected.

7. Plaintiff opposed Defendants’ motion to dismiss or for judgment on the pleadings, and while that motion was pending, Plaintiff’s Counsel conducted further lengthy negotiations with Defendants’ Counsel about attempting to resolve the claims. Plaintiff, through his counsel, rejected Defendants’ offers to settle the Action on a class basis.

8. In the course of those and subsequent discussions, Plaintiff’s Counsel discussed in detail with Defendants’ Counsel the strengths and weaknesses of each side’s positions, as well as the risks to each party of proceeding to trial. During those discussions, Plaintiff made a settlement demand as a basis to resolve the Action.

9. Following this demand from Plaintiff, the Parties conducted further settlement discussions. While Plaintiff’s demand was not accepted by Defendants, it provided the basis for what became the instant Settlement Agreement.

10. Throughout this period, Plaintiff and Defendants were informed and guided by financial analyses that indicated the range of potential damages in cases such as this, specifically in light of the claims and defenses that could be available to Defendants.

11. In December 2008, counsel for the Parties finally reached an agreement in principle to settle the Action, and this Settlement Agreement sets forth the terms to carry out that settlement.

B. Settlement Considerations

1. Based upon the proceedings described above in Section I.A. and Plaintiff’s Counsel’s investigation and evaluation of the facts and law relating to the claims alleged in the Action, Plaintiff agreed to settle the Action pursuant to the terms of this Settlement Agreement after considering, among other things: (a) the uncertainty of being able to certify a class in this matter or prove the allegations in the Complaint; (b) the risks to Plaintiff and the proposed Class that Defendants would succeed in defeating Plaintiff’s claims either through motion, at trial, or on appeal; (c) the substantial benefits to Class Members (as described in

Section II. below) under the terms of this Settlement Agreement; (d) the attendant risks of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation; (e) the uncertainty inherent in the various theories of damages, even if Plaintiff could establish any liability on the basis of the allegations in the Complaint; (f) issues concerning a substantial recovery if verdict were achieved and upheld on appeal; (g) the desirability of consummating this Settlement Agreement promptly in order to provide effective relief to Class Members; and (h) the Parties’ belief that the Settlement is fair, reasonable, and adequate, and in the best interests of Class Members.

2. Defendants expressly deny the wrongdoing alleged in the Complaint and do not concede any wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against them in the Action, but consider it desirable for the Action to be settled and dismissed because the Settlement will (a) bring to an end the substantial expense, burden, and uncertainty associated with continued litigation of the claims made by Plaintiff; (b) put to rest those claims and the underlying matters; and (c) confer substantial benefits upon the Defendants including, without limitation, avoiding further expense and disruption of the management and operation of Defendants’ businesses and responsibilities due to the pendency and defense of the Action.

3. This Agreement, the offer of this Agreement, and compliance with this Agreement, shall not constitute or be construed as an admission by the Defendants or Releasees, or any of them individually, of any wrongdoing or liability. Instead, this Agreement is to be construed solely as a reflection of the Parties’ desire to resolve the claims made in the Action and the Released Claims. This Agreement shall not be admissible in any judicial, administrative, or other proceeding as an admission of liability or for any purpose other than to enforce the terms of this Agreement. Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements, or court proceedings shall be construed as, offered as, received as, used as, or deemed to be evidence of, an admission of, or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to Defendants, or as a waiver by any Defendant of any applicable defense.

C. Definitions

1. As used in this Settlement Agreement, the following terms have the following meanings, unless a section or subsection of this Settlement Agreement otherwise provides:

a. “Action” means the lawsuit captioned Hal Unschuld v. Tri-S Security Corporation, et al., Civil Action File No. 2006-EV-001333f in the State Court of Fulton County, State of Georgia, including the lawsuit during the time that it was pending in the federal court.

b. “Administration Expenses” means the Administrator’s fees and all expenses associated with the administration of the Settlement, as set forth in Section II.A., including but not limited to expenses associated with publishing, printing, and mailing of the Notice and Claim Form to Class Members; assisting Class Members with issues pertaining to their recoveries; determining Class payment amounts; and distributing the Net Cash Settlement Fund; provided however, that Administration Expenses shall not include any amount of an Attorneys’ Fees and Expenses Award or Case Contribution Award.

c. “Administrator” or “Claims Administrator” means Strategic Claims Services (“SCS”), 600 N. Jackson Street, Media, Pennsylvania 19063, which shall seek the names and addresses of Class Members from brokerage firms; implement the notice and payment process; administer and distribute the Cash Settlement Fund in accordance with the terms of the Settlement Agreement and the orders of the Court; respond to Class Member inquiries and provide a toll-free telephone number for that purpose; and perform such other matters as are customarily conducted by class administrators, as specifically set forth herein, and as ordered by the Court in this Action.

d. “Agreement,” “Settlement,” or “Settlement Agreement” mean this Joint Stipulation of Settlement and Release and the accompanying exhibits, including any subsequent amendments to the Agreement, any exhibits to such amendments, and any amendments to such exhibits.

e. “Attorneys’ Fees and Expenses Award” means such amounts as may be awarded to Plaintiff’s Counsel, to be paid from the Cash Settlement Fund, to compensate them for their fees and expenses incurred in connection with the Action.

f. “Case Contribution Award” means the award to Plaintiff as described in Section VIII.A. below and approved by the Court.

g. “Cash Settlement Fund” means the fund described in Section II.B. below.

h. “Cash Settlement Fund Account” means an account or accounts, as approved by the Court, to be established by and maintained under the control of Plaintiff’s Counsel or the Administrator, into which the Cash Settlement Payment shall be paid, which account(s) shall be maintained as a Qualified Settlement Fund. Such account(s) will initially be established as interest-bearing, if warranted by commercially available terms. The account(s) need not be interest-bearing at such time as the Administrator is responsible for calculating distributions to Class Members or thereafter. None of the Parties, their Counsel, the Releasees, the Administrator, the Court, nor any other person or entity associated with the Settlement shall bear responsibility for the financial solvency of such account(s) or the institutions at which the account(s) is held.

(i) Such account(s) may be established at PNC Bank (“PNC”). The funds may be invested in U.S. treasuries at PNC prior to distribution to the Class, and in a non-interest bearing account(s) when the funds come out of escrow for such disbursement.

i. “Cash Settlement Payment” means one million dollars ($1,000,000.00), which amount shall be paid by or on behalf of Defendants as provided herein.

j. No class has been certified in the Action. For purposes of this Settlement Agreement only, there will be a stipulated class, which is defined as:

Anyone who purchased or acquired, from February 9, 2005 through November 1, 2007, inclusive, Tri-S: (i) units issued pursuant to the Company’s February 2005 IPO; (ii) common stock or warrants derived from such units; or (iii) common stock derived from the exercise of such warrants, such purchasers and acquirers constituting the “Class,” “Settlement Class,” or “Class Members.” The Settlement Class does not include any Defendant, any Immediate Family of any Individual Defendant, any current or former officers or directors of any Corporate Defendant, any affiliates of any Corporate Defendant, or anyone with a Controlling Interest in a Corporate Defendant. Further, the Settlement does not include shares of Tri-S common stock or warrants issued pursuant to a private placement.

If, for any reason, the Court does not grant final approval of the Settlement Agreement, the stipulation of class certification shall be void ab initio. Defendants expressly reserve their rights to oppose class certification should the Settlement Agreement not become final. No doctrine of waiver, estoppel, or preclusion will be asserted based on this Settlement Agreement in any litigated certification proceedings in this Action or in any other action.

k. “Class Period” means the period of time from February 9, 2005 through November 1, 2007, inclusive.

l. The “Company” means each and all of Tri-S and any or all of its respective parents, subsidiaries, predecessors, successors, affiliates, divisions, business units, and entities in which its has a Controlling Interest or that have a Controlling Interest in it.

m. “Complaint” means the class action complaint filed by Plaintiff in the Action on November 1, 2006.

n. “Controlling Interest” means an interest in an entity where such interest is sufficient to allow the interest holder directly or indirectly to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting shares, by contract, or otherwise; provided that any disputes as to whether a Defendant has a Controlling Interest in an entity or whether an entity has a Controlling Interest in a Corporate Defendant, shall, for purposes of determining whether a Controlling Interest exists under this Settlement Agreement, and for that purpose only, be submitted to the Court for resolution.

o. Tri-S, Capital Growth, and Bathgate are collectively referred to as the “Corporate Defendants.”

p. “Court” means the State Court of Fulton County, State of Georgia in which the Action is now pending.

q. “Defendants’ Counsel” means Rogers & Hardin LLP.

r. “Excluded Class Member” means any Class Member who (i) pursuant to Section V. below, submits a request to be excluded or (ii) is otherwise excluded from the terms of this Agreement by order of the Court.

s. “Fairness Hearing” means the hearing at or after which the Court will make a final decision whether to approve this Settlement Agreement as fair, reasonable, and adequate pursuant to § 9-11-23 of the Official Code of Georgia Annotated and any other applicable law.

t. “Final Judgment” means the judgment entered pursuant to the Final Judgment and Order of Dismissal, substantially in the form of the proposed Final Judgment and Order of Dismissal attached as Exhibit 5 to this Settlement Agreement.

u. “Final Settlement Date” means the date on which the Final Judgment becomes final. For purposes of this definition, the Final Judgment shall become final:

(i) on the date the Court enters the Final Judgment, unless a Participating Class Member has objected and the objection has been finally ruled on adverse to the Objector and the objection has not been otherwise resolved by agreement; or

(ii) other than as provided in the foregoing subparagraph (i), on the date on which the time to appeal the Final Judgment has expired if no appeal is taken therefrom; or

(iii) other than as provided in the foregoing subparagraph (i), if any appeal is taken on the Final Judgment, on the date on which all such appeals, including petitions for rehearing or reargument, petitions for rehearing en banc, and petitions for certiorari or any other form of review, have been finally disposed of in a manner resulting in an affirmance of the Final Judgment.

v. “Immediate Family” means spouse, parents, grandparents, children, and grandchildren.

w. Farrell and Stallings are collectively referred to as the “Individual Defendants.”

x. “Net Cash Settlement Fund” means the Cash Settlement Payment less: (i) any Attorneys’ Fees and Expenses Award; (ii) any Administration Expenses; (iii) any Tax Expenses; (iv) any Case Contribution Award; (v) any bank charges for maintaining the Cash Settlement Fund Account; and (vi) such other sums, if any, as the Court may authorize.

y. “Notice” means the notices sent to Class Members pursuant to Section II. below, substantially in the form of the proposed Notice attached as Exhibit 1 to this Settlement Agreement.

z. “Objector” means any Class Member who files an objection to the Settlement Agreement in accordance with Section VI. below.

aa. “Participating Class Members” are all Class Members who timely file a valid Proof of Claim, other than Excluded Class Members.

bb. “Plaintiff’s Counsel” or “Class Counsel” means Squitieri & Fearon, LLP and Parks, Chesin and Walbert, P.C.

cc. “Plan of Allocation” means the terms and procedures for allocating the Net Cash Settlement Fund among, and distributing the Net Cash Settlement Fund to, Participating Class Members, as more fully described in Section II.D. below.

dd. “Preliminary Approval Order” means the order entered by the Court concerning notice, administration, and the date of the Fairness

Hearing, and preliminarily approving the Settlement, which order shall be substantially in the form of the proposed Preliminary Approval and Notice Order attached as Exhibit 4 to this Settlement Agreement.

ee. “Proof of Claim” or “Claim Form” means the form to be submitted by Class Members to receive payment(s) from the Net Cash Settlement Fund, which reflects (i) each purchase, acquisition, and/or sale of Tri-S Securities; (ii) the dates of each such purchase, acquisition, and/or sale; and (iii) the number of Securities purchased, acquired, or sold in each such transaction. The Proof of Claim shall be submitted in substantially the form of the proposed Claim Form attached as Exhibit 3 to this Settlement Agreement. The failure of a Class Member to timely return a valid Proof of Claim shall not affect his, her, or its status as a Class Member.

ff. “Qualified Settlement Fund” means a fund within the meaning of Treasury Regulation § 1.468B-1.

gg. “Release” means the release and waiver as set forth in Section VII. of this Settlement Agreement.

hh. “Released Claims” means all claims, debts, losses, demands, obligations, liabilities, causes of action, charges, grievances, complaints, or suits of any type or nature that relate to violations of the Securities Act of 1933 as amended (15 U.S.C. §§ 77a et seq.), the Securities and Exchange Act of 1934 as

amended (15 U.S.C. §§ 78a et seq.), or any state blue sky, tort law, or common law in connection with the IPO and all claims that could have been alleged, whether known or unknown, to the date of the Court’s order granting final approval of this Settlement Agreement, arising from the Class Members’ purchase, acquisition, or sale of the Securities.

ii. “Releasees” means each and every one of the following: the Company, Bathgate, and Capital Growth and all of their predecessors, present and former parent companies, subsidiaries, related or affiliated companies, and each of their respective past and present directors, officers, employees, members, managers, co-joint venturers, fiduciaries, trustees, partners, principals, agents, underwriters, attorneys, advisors, consultants, representatives, insurers, reinsurers, accountants, auditors, successors and assigns, and all persons or entities acting by, through, under, or in concert with any of them, and any individual or entity that could be jointly liable with any of them; and the Individual Defendants and each of their current, former, and future heirs, executors, trusts, trustees, Immediate Family, administrators, assigns, attorneys, accountants, insurers, reinsurers, representatives, agents, advisors, and all persons or entities acting by, through, under, or in concert with any of them, and any individual or entity that could be jointly liable with any of them.

jj. “Securities,” unless otherwise apparent from the context, means any or all of the Tri-S (i) units issued pursuant to the Registration Statement and Prospectus; (ii) common stock or warrants derived from such units; or (iii) common stock derived from the exercise of such warrants. “Securities” does not include Tri-S common stock or warrants issued pursuant to a private placement.

kk. “Tax Expenses” means (i) all taxes on the income of the Cash Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Cash Settlement Fund (including, without limitation, expenses of tax attorneys and accountants).

II.	TERMS AND CONDITIONS OF THE SETTLEMENT

A. Administration Expenses

1. The Administrator is hereby authorized to receive the total sum of forty-two thousand dollars ($42,000.00) from the Cash Settlement Fund in payment for its fees and expenses for performance of its responsibilities hereunder, which include: procuring the names of Class Members from brokers; administering and sending the Notice and Proof of Claim; sending and processing the Proof of Claim; maintaining a website and toll-free phone number for Class Members to call; distributing payments to Class Members from the Net Cash Settlement Fund; and performing all the other responsibilities of the Administrator;

provided that, the Class Administrator shall be entitled to receive such additional payment as may be appropriate, upon approval of the Court, in the event more than 10,000 individual Notices are mailed or more than 1,200 Claim Forms are received for processing.

2. Of the total sum of forty-two thousand dollars ($42,000.00) that the Administrator is authorized to receive pursuant to this Section II.A., the sum of twenty-eight thousand dollars ($28,000.00) shall be paid from the Cash Settlement Fund to the Administrator upon entry of the Preliminary Approval Order. That initial payment of $28,000.00 shall not be refundable by the Administrator even if Final Approval does not occur, provided that Notices and Proofs of Claims are distributed as required hereunder.

3. Neither the Defendants nor their insurer(s) shall bear any obligation or responsibility for any Administration Expenses except for their obligation to make the Cash Settlement Payment.

B. The Cash Settlement Fund

1. The Cash Settlement Fund shall consist of the Cash Settlement Payment, which shall be paid in cash by Defendants as follows:

a. Within ten (10) calendar days following entry of the Preliminary Approval Order, Tri-S (on behalf of all Defendants) shall pay the Cash Settlement Payment into the Cash Settlement Fund Account.

2. The Cash Settlement Fund shall not be distributed except in accordance with this Settlement Agreement or by order of the Court as may be necessary or convenient.

3. All necessary steps to enable the Cash Settlement Fund Account to be a Qualified Settlement Fund shall be taken, including the timely filing by the Administrator of all elections and statements required pursuant to Treas. Reg. §§ 1.468B-0 through 1.468B-5, or any other relevant statutes, regulations, or published rulings now or hereafter enacted or promulgated, for all taxable years of the Cash Settlement Fund Account, beginning with the date of its establishment. The Administrator, on behalf of the Cash Settlement Fund Account, shall file or cause to be filed on a timely basis all required federal, state, and local tax returns and shall pay taxes, if any, in a manner consistent with its treatment as a Qualified Settlement Fund, as provided in Treas. Reg. §§ 1.468B-0 through 1.468B-5. The approved amount of forty-two thousand dollars ($42,000.00) as Administration Expenses, as set forth in the above Section II.A.1., includes compensation for the Administrator’s filing of one year of such returns. In the event additional years’ returns are required, the Administrator may seek additional compensation from the Cash Settlement Fund.

4. In no event shall Defendants have any responsibility for filing election or other required statements or tax returns in connection with the Cash

Settlement Fund, the costs associated therewith, or the payment of any taxes due thereon. Defendants and Plaintiff and their counsel shall cooperate with the Administrator to the extent necessary to ensure compliance with the provisions of this Section II.B. of the Agreement.

5. Upon request by the Company, the Administrator shall promptly provide it with all information requested in connection with any tax returns the Company must file or other report or filing the Company must make with respect to the Cash Settlement Payment.

C. The Net Cash Settlement Fund

1. Any Attorneys’ Fees and Expenses Award, Administration Expenses, Tax Expenses, Case Contribution Award, and bank charges for maintaining the Cash Settlement Fund Account shall be paid out of the Cash Settlement Fund.

2. The balance of the Cash Settlement Fund Account, after all items listed above in Section II.C.1. and any amounts otherwise authorized by the Court to be paid, shall be the Net Cash Settlement Fund.

3. In no event shall any of the monies paid into the Cash Settlement Fund Account be refunded to Defendants or their insurer(s), unless Final Judgment is not entered or the Agreement is otherwise terminated by a Party under the terms of this Settlement Agreement.

4. The Net Cash Settlement Fund shall be distributed to Participating Class Members pursuant to the Plan of Allocation, as described below.

D. Plan of Allocation

1. Plaintiff proposes this Plan of Allocation pursuant to which the Net Cash Settlement Fund shall be distributed to Participating Class Members, subject to the approval by the Court of the Plan of Allocation. No person shall have any claim against Plaintiff, Plaintiff’s Counsel, the Administrator, or any of their agents regarding distributions or failure to distribute funds from the Net Cash Settlement Fund, provided that distributions are made substantially in accordance with the Plan of Allocation, this Settlement Agreement, and orders of the Court.

2. The Defendants, Releasees, and/or their respective counsel shall have no role in, responsibility for, or liability with respect to: the Plan of Allocation; the form, substance, method, or manner of administration, of the Net Cash Settlement Fund; any tax liability that a Class Member may incur as a result of this Settlement Agreement or as a result of any action taken pursuant to this Settlement Agreement; the administration or processing of claims or the allocation of the Net Cash Settlement Fund, including, without limitation, determinations as to the validity of Claim Forms, the amounts of claims, or the distribution of the Net Cash Settlement Fund.

3. Class Members shall look solely to the Net Cash Settlement Fund for settlement and satisfaction of all Released Claims. Except as expressly provided by this Settlement Agreement, the Plan of Allocation, or by order of the Court, no Class Members shall have any interest in the Cash Settlement Fund or any portion of the Cash Settlement Fund.

4. All disputes relating to the Administrator’s performance of its duties shall, if necessary, be referred to the Court. The Court shall have continuing jurisdiction over the terms and conditions of this Settlement Agreement until all payments and obligations contemplated by this Agreement have been fully carried out.

5. Losses for each Class Member who submits a valid Claim Form shall be the difference between the gross proceeds at sale and the gross cost at purchase or acquisition of the Securities, exclusive of all transaction costs; provided that, for Securities that had not been sold as of November 1, 2007, the sale price will be deemed to be the closing price on November 1, 2007.

a. For Class Members who purchased units and later sold common stock or warrants that were derived from the units, the value of the common stock or warrants derived from each unit will be allocated values in the proportion of $5.90/$0.10 for the common stock and warrants, respectively.

6. The Plan of Allocation allocates the Net Cash Settlement Fund to Participating Class Members by: (1) determining their losses (exclusive of all transaction costs) and (2) adjusting or weighting those losses as set forth below. Each Participating Class Member will receive from the Net Cash Settlement Fund his, her, or its proportional share of that fund, determined by dividing the Participating Class Member’s total adjusted losses by the total adjusted losses for all Participating Class Members; provided that, the amount to be distributed to Participating Class Members who purchased Securities after November 1, 2006 shall not exceed 10% of the total Net Cash Settlement Fund.

7. Losses of Participating Class Members shall be adjusted as follows:

a. For Securities acquired prior to November 2, 2005, losses will be multiplied: (1) by a factor of 1.0 if sold on or before November 2, 2005; (2) by a factor of 1.15 if sold after November 2, 2005 and on or before February 27, 2006; or (3) by a factor of 1.25 if sold after February 27, 2006 or if not sold.

b. For Securities acquired on or after November 2, 2005, but before February 27, 2006, losses shall be multiplied: (1) by a factor of 0.8 if sold on or before February 27, 2006 or (2) by a factor of 1.0 if sold after February 27, 2006 or if not sold.

c. For securities acquired on or after February 27, 2006, the losses shall be multiplied by a factor of 0.7.

8. The Administrator will send by first-class United States mail, postage prepaid, to the Participating Class Members their share of the Net Cash Settlement Fund, as determined pursuant to the foregoing procedures, such checks to be mailed to the last known address of the Participating Class Members no later than thirty (30) days after the deadline for submitting Claim Forms or the Final Settlement Date, whichever occurs later. Those checks shall be designated as void after ninety (90) days, and for any checks not cashed within that time period, the respective Participating Class Members will have no further right of recovery from the Net Cash Settlement Fund or otherwise. Promptly after the expiration of the ninety (90) day period, the Administrator will determine the balance in the Net Cash Settlement Fund. If that sum exceeds the cost of a second distribution, the Administrator will make a second distribution to the Participating Class Members whose initial distribution checks were negotiated, after deducting the cost of the second distribution from the balance remaining in the Net Cash Settlement Fund. Those Participating Class Members will receive an amount from that net balance that reflects the proportion of their adjusted losses to the total adjusted losses of those Participating Class Members entitled to participate in the second distribution. The checks in any such second distribution will also be marked void after the expiration of ninety (90) days. If there are any funds remaining in the Net Cash Settlement Fund after the foregoing distribution(s), the Parties may petition the Court for a cy pres distribution to an appropriate charity or otherwise. In no event will any remaining funds revert to any of the Defendants or Releasees.

9. Within fifteen (15) days after each distribution is made, the Administrator shall provide Plaintiff’s Counsel and Defendants’ Counsel with a report listing the amount of all payments made to each Participating Class Member. Following the distribution of all funds from the Net Cash Settlement Fund, the Administrator shall provide Plaintiff’s Counsel and Defendants’ Counsel with a statement of all payments made from the Cash Settlement Fund Account. Plaintiff’s Counsel will file such statement of payment with the Court.

III.	NOTICE TO THE CLASS AND PROOFS OF CLAIM

A. Identification of Class Members

1. Within ten (10) days of the date this Agreement is executed, to the extent such information is within their possession, custody, or control, Defendants will provide to the Administrator and Plaintiff’s Counsel the name and last known address of (1) initial purchasers in the IPO, (2) the record owners of Tri-S Securities from the date of the IPO through November 1, 2007, and (3) the names of persons or entities to whom Tri-S issued common stock or warrants as part of private placements during the Class Period. Such information will be provided by Defendants in an appropriate electronic format to readily permit automated mailings to the potential Class Members. Further, the Administrator shall be granted reasonable access to Defendants’ records in order to perform its duties. The Administrator and Plaintiff’s Counsel agree to use all information provided pursuant to this paragraph solely for the purposes of effectuating this Settlement Agreement. They further agree to comply with all state and federal laws that protect the privacy of the owners of Tri-S common stock and warrants.

2. Upon entry of the Preliminary Approval Order, the Administrator will promptly use reasonable and customary efforts to obtain from brokerage firms the names and addresses of all beneficial owners who purchased or acquired the Securities during the Class Period.

B. Mailing and Publication of the Notice and Proofs of Claim

1. Subject to the requirements of the Preliminary Approval Order, the Administrator shall cause a copy of the Notice and Proof of Claim to be mailed by first-class United States mail, postage prepaid, to each potential Class Member whose name and address were obtained pursuant to the foregoing Section III.A. of this Agreement, such mailing to occur no later than seven (7) days after (a) the entry of the Preliminary Approval Order or (b) each receipt of Class Members’ names and addresses to the extent such information is obtained by the Administrator after the entry of the Preliminary Approval Order.

2. A copy of the proposed Notice is attached as Exhibit 1 to this Agreement.

3. The Administrator shall also: (1) publish a Summary of Notice, in substantially the same form as Exhibit 2 to this Agreement, in the national edition of Investor Business Daily no later than ten (10) days after entry of the Preliminary Approval Order and (2) cause a copy of such Summary of Notice to be delivered to a service for newswire publication in the customary fashion.

4. A Claim Form shall be mailed by the Administrator along with each Notice. A copy of the proposed Claim Form is attached as Exhibit 3 to this Agreement.

5. Upon substantial completion of the requirements of this Section III.B. by the Administrator, the Parties shall be deemed to have satisfied their obligation to provide Notice to the Class and Class Members shall be bound by all the terms of the Settlement Agreement on entry of the Final Judgment.

C. Submitting Proofs of Claim

1. Proofs of Claim must be received by the Administrator within seventy-five (75) days of the date the Preliminary Approval Order is entered. In order to be valid, Proofs of Claim must: (i) be completed in full, signed, and timely submitted; (ii) be accompanied by adequate supporting documentation for the transactions reported therein, in the form of broker confirmation slips, broker account statements, an authorized statement from the broker containing the transactional information found in a broker confirmation slip, or such other documentation as is deemed adequate by the Administrator; and (iii) contain no material deletions or modifications of any of the printed matter contained therein. Further, if the person executing the Proof of Claim is acting in a representative capacity, a certification of his, her, or its current authority to act on behalf of the Class Member must be included in the Proof of Claim.

2. By returning a Claim Form, each Class Member thereby submits to the jurisdiction of the Court with respect to the claim submitted.

3. If the Claim Form is deficient in any material manner (as determined by the Administrator), the Administrator may use reasonable and customary efforts, in its sole discretion, to advise the Class Member of the deficiency. Any corrected Claim Form must be timely received so as not to delay, in the judgment of the Administrator, distributions to Participating Class Members pursuant to Section II.D.8.

4. Notices and Claim Forms returned to the Administrator as undeliverable during the period for filing claims shall be re-mailed promptly to the forwarding address, if any, on the returned envelope; if no forwarding address is given, the Administrator shall skip-trace the Class Member in the customary fashion, provided that the Administrator need not skip-trace a Class Member more than one time. Any delays incurred because of returned or undelivered mail will not extend any of the deadlines provided in the Agreement, including the deadlines for objecting, opting-out, or submitting a Claim Form to the Administrator.

5. At least five (5) days prior to the Fairness Hearing, the Administrator shall provide to the Court a declaration of mailing the Notice and Claim Forms in compliance with this Agreement.

6. Claim Forms need not be honored if received untimely; the Administrator shall have the discretion to process an untimely Claim Form if it first determines that doing so will not delay or otherwise disrupt the Administration process.

7. All Claim Forms shall be sent directly by Class Members to the Administrator at the address indicated on the form. The Administrator will certify to both Plaintiff’s Counsel and Defendants’ Counsel which Claim Forms are valid at least five (5) days before beginning distribution to Participating Class Members from the Net Cash Settlement Fund.

IV.	RIGHT TO COMMUNICATE WITH CLASS MEMBERS

A. The Company may communicate orally and in writing with, and respond to inquiries from, Class Members, including (without limitation):

1. Communications between Class Members and officers, employees, and agents of the Company who, in the course of their regular duties for the Company have communications with the Company’s shareholders. The Company will direct such officers, employees, and agents to refer any inquires from Class Members to designated officers and employees of the Company who have been educated about the Action and the Settlement Agreement; and

2. Communications as may be necessary to implement the terms of this Settlement Agreement.

3. Such communications shall not permit the Company’s agents or employees to disparage the Settlement, to encourage Class Members to object to or opt-out of the Settlement, or to encourage Class Members not to submit a Proof of Claim.

B. Plaintiff, Plaintiff’s Counsel, Defendants, and Defendants’ Counsel agree to cooperate in good faith to ensure that (1) any comments about or descriptions of the proposed settlement are balanced, fair, and accurate and (2) any press releases discussing the Settlement Agreement are reviewed and approved by Plaintiff’s Counsel and Defendants’ Counsel before dissemination or publication, which approval shall not unreasonably be withheld; provided however, that Defendants shall be able to make, without notification to, or prior review or approval by, Plaintiff’s Counsel, any and all disclosures regarding the Settlement Agreement that Defendants believe in good faith may be required under applicable law, by the terms of its applicable insurance policies or lending agreements, or by the rules of any stock exchange, or as required in connection with a judicial, administrative, or regulatory proceeding.

C. In no event shall this Settlement Agreement be construed to prohibit, limit, or restrict the Company’s communications to and with its shareholders that occur in the normal course of business or concerning matters unrelated to the Action or Settlement Agreement.

D. Defendants and their counsel agree that they will not attempt to discourage Class Members from filing Proofs of Claim. It is understood that Plaintiffs’ Counsel may provide legal advice and counsel only to those Class Members who initiate and seek such advice from Plaintiff’s Counsel. Plaintiffs’ Counsel will not initiate contact with Class Members for purposes of filing a claim or attempt to encourage Class Members to file Proofs of Claim.

V.	REQUESTS FOR EXCLUSION

A. Any Class Member who wishes to be excluded from the Class must mail or deliver a written request for exclusion to the Administrator, care of the address provided in the Notice, so as to be received no later than ten (10) days before the initial scheduled date of the Fairness Hearing. A list of the persons and entities who have requested exclusion shall be provided by the Administrator to the Parties and the Court by five (5) days before the Fairness Hearing.

B. The request for exclusion shall include the following information: (1) the Class Member’s name, address, and telephone number; (2) each purchase, acquisition, or sale of the Securities made by the Class Member; (3) the dates of each such purchase, acquisition, or sale; and (4) the number of shares of the Securities purchased, acquired, or sold in each such transaction. Failure to include the information in (2) through (4) will not render the request for exclusion invalid.

C. If Class Members who hold or held more than a combined total of five percent (5%) of outstanding Tri-S common stock and/or warrants request exclusion from the Settlement Class, Defendants shall have the right in their sole discretion to rescind and void the Settlement Agreement at any time prior to the Fairness Hearing by giving written notice to Plaintiff’s Counsel by mail, facsimile, or e-mail, and by filing such notice with the Court. The Administrator will notify Defendants’ Counsel and Plaintiff’s Counsel no later than five (5) days before the Fairness Hearing of the total number of Securities held by Class Members who request exclusion.

D. Unless otherwise ordered by the Court, any Class Member who does not file a timely written request for exclusion shall be bound by this Settlement Agreement, the Release, and by all proceedings, orders, and judgments in this Action, even if he, she, or it has pending, or subsequently initiates, litigation, arbitration, or any other action against any or all of the Defendants or the Releasees relating to the Released Claims.

VI.	OBJECTIONS TO SETTLEMENT

A. Any Class Member, other than an Excluded Class Member, who wishes to object to the fairness, reasonableness, or adequacy of this Settlement Agreement; to any terms of the proposed Settlement Agreement or the Plan of Allocation; or to the proposed Attorneys’ Fees and Expenses Award or the Case Contribution Award must serve on Plaintiff’s Counsel and Defendants’ Counsel and file with the Court at least ten (10) days before the initial scheduled date of the Fairness Hearing a statement of any and all objections, as well as the specific reason(s), if any, for each objection; the legal authority in support of each objection; and, either a copy of any evidence the Objector desires to submit to the Court or, if such evidence is oral, a detailed summary of such evidence.

B. The objection must indicate, for Securities the Objector purchased, acquired, or sold during the Class Period, (1) the number of such Securities purchased, acquired, or sold and (2) the date(s) and price(s) of each purchase, acquisition, and sale.

C. Class Members may file an objection on their own, or through an attorney hired at their own expense. In no event shall an Excluded Class Member be permitted to object to this Settlement Agreement.

D. Any Objector may appear at the Fairness Hearing, either in person or through counsel hired at the Objector’s expense, to object to the fairness, reasonableness, or adequacy of this Settlement Agreement; to any terms of the Settlement Agreement or the Plan of Allocation; or to the proposed Attorneys’ Fees and Expenses Award or the Case Contribution Award. No Class Member may individually or through counsel present evidence or oral or written argument at the Fairness Hearing unless that Class Member previously filed an objection with the Court (1) in accordance with Sections VI.A. and VI.B. above and (2) which states “I hereby give notice that I intend to appear at the Fairness Hearing in the Tri-S Securities Litigation.” At the Fairness Hearing, the Objector shall be precluded from making any objection or asserting any grounds therefor beyond what is contained in such objection.

E. Any Class Member who fails to comply with any of the provisions of this Section shall waive and forfeit any and all rights he, she, or it may have to appear separately and/or object at the Fairness Hearing, and shall be bound by all terms of this Settlement Agreement, the Final Judgment, and all other proceedings, orders, and judgments in this Action.

VII.	RELEASE AND WAIVER

A. Release and Waiver

1. Without further action by anyone, on and after the Final Settlement Date, each Class Member (other than Excluded Class Members), including Class Members who are parties to any other actions, arbitrations, or other proceedings against any of the Defendants or Releasees that are pending on the Final Settlement Date, on behalf of himself, herself, or itself, and his, her or its heirs; Immediate Family; executors; administrators; predecessors; successors; assigns; agents; attorneys; any person or entity with a Controlling Interest in the Class Member; any person claiming by or through the Class Member; and any person the Class Member represents, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged all Released Claims against each and every one of the Releasees, including such Released Claims as already may have been asserted in any pending actions, arbitrations, or other proceedings, and whether or not a Proof of Claim is executed and delivered by, or on behalf of, such Class Member; provided however, that nothing in the judgment shall bar any action or claim by the Parties to enforce the terms of the Settlement Agreement or the Final Judgment; provided further, that each Class Member (other than

Excluded Class Members), including Class Members who are parties to any other actions, arbitrations, or other proceedings against any of the Defendants or Releasees that are pending on the Final Settlement Date, on behalf of himself, herself, or itself, and his, her, or its current, former, and future heirs; Immediate Family; executors; administrators; predecessors; successors; assigns; agents; attorneys; any person or entity with a Controlling Interest in the Class Member; any person or entity claiming by or through the Class Member; and any person the Class Member represents, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged all claims as to any or all Parties or Releasees that relate in any way to any acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations made in connection with or directly or indirectly relating to the Settlement Agreement or the settlement of the Action.

2. Without further action by anyone, on and after the Final Settlement Date, each Releasee, on behalf of himself, herself, or itself, and his, her, its heirs; Immediate Family; executors; administrators; predecessors; successors; assigns; agents; and attorneys, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged all claims against each and every one of the following: Plaintiff, Plaintiff’s Counsel, and the Class Members (other than Excluded Class Members) based upon, arising out of, or relating to the institution, prosecution, or resolution of the Action or the Released Claims; provided however, that nothing in this Agreement shall bar any action or claim by the Parties to enforce the terms of the Settlement Agreement or the Final Judgment.

3. The Class Members (other than Excluded Class Members) expressly waive any claim or right to assert hereafter that any claim, demand, obligation, or cause of action has, through ignorance, oversight, or error, been omitted from the terms of this Settlement Agreement.

4. It is the intention of the Parties that Plaintiff and the Class Members (other than Excluded Class Members) shall be deemed to, and by operation of the Final Judgment, shall knowingly, willingly, and expressly waive, release, and relinquish any and all provisions, claims, rights, and benefits they may have under any statute or law that provides that a release does not extend to claims that the creditor does not know or suspect to exist in his, her, or its favor at the time of executing the release, which if known by him, her, or it could have materially affected his, her, or its settlement with the debtor. Each Class Member (other than Excluded Class Members) waives his, her, or its rights under Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Class Members (other than Excluded Class Members) make these waivers with full knowledge of their rights and with the specific intent to release all known and unknown claims arising on or before the Final Judgment in this Action, and therefore specifically waive the provisions of any statute in any state of the United States which prevents release of unknown claims. These waivers are intended to include any and all Released Claims, including those Released Claims that are not now known or suspected to exist, notwithstanding the fact that the Class Member may have material information about or knowledge of such claims, and that this Settlement Agreement extinguishes all such released claims. These waivers were separately bargained for and are a key element of the Settlement Agreement.

VIII.	ATTORNEYS’ FEES AND EXPENSES AND THE CASE CONTRIBUTION AWARD TO PLAINTIFF

A. Class Counsel will make an application to the Court for:

1. an award of attorneys’ fees in the amount of one-third ($333,333.33) of the Cash Settlement Payment, plus Plaintiff’s counsel’s expenses; and

2. a Case Contribution Award to Plaintiff (which shall not exceed $20,000) to be paid from the Cash Settlement Fund Account.

B. Any Attorneys’ Fees and Expenses Award or Case Contribution Award approved by the Court shall be paid out of the Cash Settlement Fund Account within five (5) days after entry of the Final Judgment.

C. Each law firm that has served as Class Counsel, as a condition of receiving the Attorneys’ Fees and Expenses Award, on behalf of themselves and each partner and/or shareholder of such law firm, agrees that each such law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for all purposes, including the allocation of fees among counsel, should there be any disagreement among them.

D. In consideration for the work already performed in this case and all work remaining to be performed in completing the Settlement, securing Court approval of the Settlement Agreement, administering the Settlement Agreement, ensuring that the Settlement Agreement is fairly implemented, and obtaining entry of Final Judgment and dismissal with prejudice of the Action, and subject to final approval and/or modification by the Court, Defendants agree not to oppose Plaintiff’s motion for an Attorneys’ Fees and Expenses Award provided that it does not exceed the amount identified in Section VIII.A. of this Settlement Agreement. The effectiveness of the Settlement Agreement will not be conditioned upon the Court’s approval of an Attorneys’ Fees and Expenses Award or of a Case Contribution Award.

E. Neither the Defendants nor any Releasees nor their past, present, or future officers, directors, employees, agents, attorneys, or representatives, nor any of their predecessors, successors, parents, subsidiaries, partners, principals, affiliates, heirs, administrators, executors, successors in interest, or assigns, shall be liable or obligated to pay or incur any Administration Expenses, Attorneys’ Fees and Expense Award, Case Contribution Award, Tax Expenses, or any other expenses or costs on behalf of any person, either directly or indirectly, in connection with this Action or this Settlement Agreement, except to the extent that Defendants are obligated to make the Cash Settlement Payment as provided for in Section II.B.1. of this Settlement Agreement.

IX.	PRELIMINARY APPROVAL ORDER

A. Promptly upon execution of the Settlement Agreement, the Parties shall submit the Settlement Agreement to the Court and apply for a Preliminary Approval Order. The Preliminary Approval Order shall be in substantially the form provided in the attached Exhibit 4. Among other things, that order will incorporate the provisions of this Settlement Agreement. In so ordering the Preliminary Approval Order, the Court will be preliminarily approving both the substantive terms of this Settlement Agreement and the procedural mechanisms and requirements for the Parties, the Administrator, and Class Members.

B. Among other things, the Preliminary Approval Order will thus:

1. provide for the certification of the Class for settlement purposes only;

2. find that the proposed settlement is sufficient to warrant sending notice to the Class;

3. schedule the Fairness Hearing to be held on such date as the Court may direct, to consider the fairness, reasonableness, and adequacy of the proposed settlement and whether it should be approved by the Court;

4. approve the proposed Notice, Proof of Claim, and the notice methodology described in this Settlement Agreement;

5. direct the Administrator to cause the Notice and Proof of Claim to be provided to potential Class Members as provided herein;

6. determine that the notice to be provided to Class Members, including the Notice, the Proof of Claim, and the methodology employed to disseminate both, (a) is the best practicable notice under the circumstances; (b) is reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action, of their right to object to or to exclude themselves from the proposed settlement, and of their right to appear at the Fairness Hearing; (c) is reasonable and constitutes due, adequate, and sufficient notice to persons entitled to receive notice; and (d) meets all applicable requirements of the Georgia Code, the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law;

7. require each Class Member who wishes to exclude himself, herself, or itself from the Class to submit a valid and timely written request for exclusion, so as to be received by the Administrator at the address provided in the Notice no later than ten (10) days before the initial scheduled date of the Fairness Hearing;

8. preliminarily enjoin all Class Members from filing, commencing, prosecuting, intervening in, participating in as class members or otherwise, or receiving any benefits or other relief from, any other lawsuit, arbitration, order, or administrative, regulatory, or other proceeding in any jurisdiction, based on or relating in any way to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the Released Claims;

9. rule that any Class Member who does not submit a valid and timely written request for exclusion from the Class will be bound by all proceedings, orders, and judgments in this Action relating to this Settlement Agreement;

10. require each Class Member (other than Excluded Class Members) who wishes to object to: the fairness, reasonableness, or adequacy of this Settlement Agreement; any terms of the proposed Settlement Agreement or the Plan of Allocation; or the proposed Attorneys’ Fees and Expenses Award or Case Contribution Award, to deliver to Plaintiff’s Counsel and Defendants’ Counsel and to file with the Court at least ten (10) days before the initial scheduled date of the Fairness Hearing, or at such other time as the Court may direct, any and all objections, as well as the specific reason(s), if any, for each objection; the legal authority in support of each objection; and, either a copy of any evidence the Objector desires to submit to the Court or, if such evidence is oral, a detailed summary of such evidence, or be forever barred from objecting;

11. require any attorney hired by a Class Member at the Class Member’s expense for the purpose of objecting to this Settlement Agreement, the proposed settlement, the Attorneys’ Fees and Expenses Award, or the Case Contribution Award to file with the Clerk of the Court and deliver to Plaintiff’s Counsel and Defendants’ Counsel a notice of appearance at least ten (10) days before the initial scheduled date of the Fairness Hearing, or as the Court otherwise may direct;

12. require any Objector who intends to make an appearance at the Fairness Hearing, either in person or through counsel hired at the Objector’s expense, to deliver to Plaintiff’s Counsel and Defendants’ Counsel and file with the Court at least ten (10) days before the initial scheduled date of the Fairness Hearing, or as the Court otherwise may direct, a notice of intention to appear;

13. direct Defendants’ Counsel and Plaintiff’s Counsel to promptly furnish each other with copies of any and all objections or written requests for exclusion that might come into their possession; and

14. contain any additional provisions that might be necessary to implement and administer the terms of this Settlement Agreement and the proposed settlement.

X.	FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER OF DISMISSAL

A. In conjunction with the Fairness Hearing, the Parties shall seek and obtain from the Court a Final Judgment. The Final Judgment shall be in substantially the form provided in the attached Exhibit 5. Among other things, that order will incorporate the provisions of this Settlement Agreement. In so ordering the Final Judgment, the Court will be finally approving both the substantive terms of this Settlement Agreement and the procedural mechanisms and requirements for the Parties, the Administrator, and Class Members.

B. Among other things, the Final Judgment will thus:

1. find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve this Settlement Agreement and all exhibits thereto;

2. approve this Settlement Agreement as fair, reasonable, adequate, consistent, and in compliance with all applicable requirements of the Georgia Code, the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law, and as being in the best interests of each of the Parties and the Class Members; direct the Parties and their counsel to implement and consummate this Settlement Agreement according to its terms and provisions; and declare this Settlement Agreement to be binding on, and, as to all Released Claims, to have res judicata and other preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of, Plaintiff and all other Class Members (other than Excluded Class Members), as well as their heirs, executors, administrators, predecessors, successors, affiliates, and assigns;

3. finally certify the Class for settlement purposes;

4. find that the Notice, the Proof of Claim, and the notice methodology implemented pursuant to this Settlement Agreement (i) constituted the best practicable notice, under the circumstances; (ii) constituted notice that was reasonably calculated, under the circumstances, to apprise Class Members of the pendency of the Action, of their right to object to or to exclude themselves from the proposed settlement, and of their right to appear at the Fairness Hearing; (iii) were reasonable and constituted due, adequate, and sufficient notice to persons entitled to receive notice; and (iv) met all applicable requirements of the Georgia Code, the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law;

5. find that Plaintiff’s Counsel and Plaintiff adequately represented the Class for purposes of entering into and implementing the Settlement;

6. dismiss the Action (including all individual claims and Class claims presented thereby) with prejudice, without fees or costs to any Party, except as provided in this Settlement Agreement;

7. incorporate the Release set forth above in Section VII., make the Release effective as of the Final Settlement Date, and forever discharge the Releasees from any and all claims or liabilities arising from or related to the Released Claims;

8. permanently bar and enjoin all claims by any person (other than Tri-S) against the Releasees arising under state, federal, or common law, however styled, whether for indemnification or contribution, or otherwise denominated that are based upon, arise out of, or relate to this Action, the Released Claims, or the transactions and occurrences referred to in the Complaint.

9. authorize the Parties, without further approval from the Court, to agree to and to adopt such amendments, modifications, and expansions of this Settlement Agreement and all exhibits attached to the Settlement Agreement as (a) are not materially inconsistent with the Final Judgment and (b) do not materially limit the rights of Class Members under the Settlement Agreement;

10. without affecting the finality of the Final Judgment for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement, and interpretation of this Settlement Agreement and the Final Judgment, and for any other necessary purpose; and

11. incorporate any other provisions that the Court deems necessary and just.

XI.	MODIFICATION OR TERMINATION OF THIS AGREEMENT

A. The terms and provisions of this Settlement Agreement may be amended, modified, or expanded by written agreement of the Parties and approval of the Court; provided however, that after entry of the Final Judgment the Parties may by agreement effect such amendments, modifications, or expansions of this Settlement Agreement and the exhibits attached thereto without notice to or approval by the Court if such changes are not materially inconsistent with the Court’s Final Judgment and do not materially limit the rights of Class Members under the Settlement Agreement.

B. This Settlement Agreement will terminate at the sole option and discretion of Defendants or Plaintiff if (1) the Court, or any appellate court(s), rejects, modifies, or denies approval of any portion of this Settlement Agreement or the proposed settlement that the Party or Parties reasonably and in good faith determine is material, including, without limitation, the terms of relief, the findings of the Court, the provisions relating to notice, the definition of the Class and/or the terms of the Release or (2) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Judgment, or any of the Court’s findings of fact or conclusions of law as proposed by the Defendants’ Counsel and Plaintiff’s Counsel, that the terminating Party or Parties reasonably and in good faith believe(s) is material. The terminating Party or Parties must exercise the option to withdraw from and terminate this Settlement Agreement, as provided in this Section, no later than twenty (20) days after receiving actual notice of the event prompting the termination, by providing written notice to all other Parties and filing such notice with the Court.

C. Notwithstanding the preceding paragraph, Plaintiff may not terminate this Settlement Agreement because of the Attorneys’ Fees and Expenses Award or Case Contribution Award ordered by the Court or any appellate court(s), provided that Plaintiff and Plaintiff’s Counsel shall have the right to appeal or otherwise contest any such court orders adverse to their positions.

D. If this Settlement Agreement is terminated, then:

1. this Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Settlement Agreement shall be bound by any of its terms;

2. this Settlement Agreement, all of its provisions, and all negotiations, statements, and proceedings relating to it shall be without prejudice to the rights of Defendants, Plaintiff, or any other Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;

3. Defendants, Releasees, and their current or former directors, officers, employees, heirs, assigns, agents, trustees, partners, attorneys, and representatives expressly and affirmatively reserve all defenses, arguments, and motions as to all claims that have been or might later be asserted in the Action, including (without limitation) any argument that the Action may not be litigated as a class action;

4. Plaintiff and his successors, heirs, agents, attorneys, representatives, and assigns expressly and affirmatively reserve all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Action, including (without limitation) any argument concerning class certification;

5. neither this Settlement Agreement, nor the fact of it having been made, shall be admissible or entered into evidence in any action for any purpose whatsoever;

6. Plaintiff, Plaintiff’s Counsel, or the Administrator shall promptly return to the Company the full Cash Settlement Payment (including any interest accrued);

7. any order or judgment entered in the Action after the date of this Settlement Agreement will be deemed vacated and will be without any force or effect.

XII.	GENERAL MATTERS AND RESERVATIONS

A. The obligation of the Parties to conclude the proposed settlement is and will be contingent upon Defendants timely making the Cash Settlement Payment in full and without condition or reservation other than as expressly provided for in this Settlement Agreement.

B. Plaintiff’s Counsel represent that they are authorized to enter into this Settlement Agreement on behalf of Plaintiff with respect to the claims in this Action.

C. Plaintiff represents and certifies that he: (1) has agreed to serve as a representative of the Class proposed to be certified herein; (2) has authorized Class Counsel to execute this Settlement Agreement on his behalf; and (3) will remain and serve as a representative of the Class until the terms of this Settlement Agreement are effectuated or this Settlement Agreement is terminated in accordance with its terms.

D. Defendants’ Counsel represent that they are authorized to enter into this Settlement Agreement on behalf of the Defendants.

E. The Parties and their counsel represent, covenant, and warrant that they have not directly or indirectly, assigned, transferred, encumbered, or purported to assign, transfer, or encumber any portion of any liability, claim, demand, action, cause of action, or rights herein released and discharged except as set forth herein.

F. This Settlement Agreement (including the exhibits attached thereto) sets forth the entire agreement among the Parties with respect to this subject matter, and may not be altered or modified except by written instrument executed by Plaintiff’s Counsel and Defendants’ Counsel. The Parties expressly acknowledge that no other agreements, arrangements, or understandings not expressed in this Settlement Agreement exist among or between them. In entering into this Settlement Agreement, no Party has relied upon any representation or warranty not set forth expressly herein.

G. If there is any inconsistency between this Joint Stipulation of Settlement and Release on the one hand, and any exhibit thereto on the other hand, the terms of this Joint Stipulation of Settlement and Release shall control.

H. This Settlement Agreement shall be governed by and interpreted according to the law of the State of Georgia, excluding its conflict of laws provisions.

I. Any action to enforce this Settlement Agreement shall be commenced and maintained only in this Court.

J. Whenever this Settlement Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by e-mail, facsimile, and/or next-day (excluding Saturday and Sunday) express delivery service as follows and shall be deemed effective (1) upon such e-mail or facsimile transmission or (2) delivery to the appropriate address(es) below:

1.	If to Defendants, then to:

Jeffrey W. Willis, Esq.

Rogers & Hardin LLP

229 Peachtree Street, N.E.

2700 International Tower

Atlanta, GA 30303

Telephone: (404) 522-4700

Facsimile: (404) 525-2224

Email: jwillis@rh-law.com

2.	If to Plaintiff, then to:

David F. Walbert, Esq.

Parks, Chesin & Walbert, P.C.

26th Floor, 75 Fourteenth Street

Atlanta, GA 30309

Telephone: (404) 873-8000

Facsimile: (404) 873-8050

Email: dwalbert@pcwlawfirm.com

and

Stephen J. Fearon, Jr., Esq.

Squitieri & Fearon, LLP

32 East 57th Street

12th Floor

New York, New York 10022

Telephone: (212) 421-6492

Facsimile: (212) 421-6553

Email: stephen@sfclasslaw.com

K. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a Fulton County, Georgia legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days.

L. The Parties reserve the right, subject to the Court’s approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

M. All Parties agree that this Settlement Agreement was drafted by Defendants’ Counsel and Class Counsel at arm’s length, and that no parole or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed; provided, that there shall be no presumption for or against any Party that drafted all or any portion of this Settlement Agreement.

N. This Settlement Agreement, offer of this Settlement Agreement, and compliance with this Settlement Agreement shall not constitute or be construed as an admission by the Releasees, or any of them individually, of any wrongdoing or liability. Instead this Settlement Agreement is to be construed solely as a reflection of the Parties’ desire to facilitate a resolution of the claims in the Complaint and of the Released Claims. The Parties agree that no Party was or is a “prevailing party” in this case. In no event shall the Settlement Agreement, any of its provisions, or any negotiations, statements, or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this Action, any other action, or any judicial, administrative, regulatory, or other proceeding, except a proceeding to enforce this Settlement Agreement.

O. No opinion or advice concerning the tax consequences of the proposed settlement to individual Class Members is being given or will be given by Defendants, Defendants’ Counsel, Plaintiff, Plaintiff’s Counsel, or the Administrator; nor is any representation or warranty in this regard made by virtue of this Settlement Agreement. If inquiry is made, the Administrator will direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement and any tax reporting obligations they may have with respect thereto. Each Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

P. The Parties, their successors and assigns, and their attorneys agree to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Settlement Agreement. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed settlement.

Q. This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original. Execution by facsimile shall be fully and legally binding on a Party, and the Party so executing shall promptly provide a fully executed counterpart to each of the other Parties and to counsel for the Parties.

R. All Releasees who are not parties to this Settlement Agreement are intended third-party beneficiaries entitled to enforce the terms of the Release set forth herein.

AGREED TO AS OF THIS 9th DAY OF MARCH 2009

David F. Walbert
David F. Walbert
Parks, Chesin & Walbert, P.C. 26th Floor, 75 Fourteenth Street Atlanta, GA 30309 Stephen J. Fearon, Jr. Squitieri & Fearon, LLP 32 East 57th Street 12th Floor New York, New York 10022

ON BEHALF OF PLAINTIFF AND THE CLASS

/s/ Jeffrey W. Willis
Jeffrey W. Willis Rogers & Hardin 229 Peachtree Street, N.E. 2700 International Tower Atlanta, GA 30303

ON BEHALF OF DEFENDANTS